A-D ACQUISITION HOLDINGS, LLC
                                 26 Main Street
                            Chatham, New Jersey 07928

                                                               November 14, 2007


Goldman, Sachs & Co.
1 New York Plaza
New York, NY  10004
Attention: Donald Mullen / Tom Wagner

Ladies and Gentlemen:

          Reference is made to that certain proposal letter, dated November 14, 2007, whereby the undersigned, together with you, Harbinger Del-Auto Investment Company, Ltd. ("Harbinger"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), UBS Securities LLC ("UBS") and Pardus DPH Holding LLC (collectively, the "Initial Investors") proposed to enter into that certain Equity Purchase and Commitment Agreement, as amended by that certain First Amendment to such Equity Purchase and Commitment Agreement (the "Amendment") (as from time to time amended, restated, amended and restated, modified or supplemented in accordance with the terms thereof, the "Agreement") and attached hereto as Exhibit I, with Delphi Corporation ("Delphi"). Capitalized terms used but not defined herein shall have the meanings set forth in the EPCA.

          The form of EPCA provides, among other things, that the Initial Investors have not agreed and, without the prior written consent of ADAH, will not prior to the Closing agree, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, donate or otherwise encumber or dispose of any Investor Shares or any interest or participation therein other than pursuant to that certain Additional Investor Agreement dated July 30, 2007, by and among us, Harbinger, UBS and Merrill (as from time to time amended, restated, amended and restated, modified or supplemented in accordance with the terms thereof, the "Additional Investor Agreement"). You have indicated your desire to potentially sell Direct Subscription Shares and/or Unsubscribed Shares ("Subject Shares") to Ultimate Purchasers but, to date, you have not effected such sales through the Additional Investor Agreement. Consequently, pursuant to Section 2(k) of the EPCA, you will only be able to sell such shares with our prior written consent and otherwise in accordance with the EPCA.

          The undersigned agrees that if you deliver a written request to the undersigned to sell Subject Shares, the undersigned will promptly provide you such consent to such sale or transfer with respect to five (5) transferees identified by you and disclosed to the undersigned prior to or together with such requested consent. At your discretion, any of your permitted transferees would be subject to the same obligations and benefits that you have under that certain letter agreement, dated the date hereof by and among the undersigned and the Initial Investors. In any event, you will require any such transferees to be bound to the same extent as the additional investor parties to the Additional Investor Agreement to the terms of Section 3 and Section 12(a) of the Additional Investor Agreement. In addition, the undersigned's decision as to whether or not to agree to additional sales or transfers shall be in its reasonable discretion and in no event shall the undersigned be required to consent to any such additional sale or transfer if, upon the consummation of such sale or transfer, the total number of Investors, Related Purchasers and Ultimate Purchasers shall exceed thirty-five (35).

          If you agree, with our consent, to sell or transfer Subject Shares to any person or entity that is also an additional investor under the Additional Investor Agreement (a "Joint Additional Investor") and such Joint Additional Investor defaults with respect to its obligation to purchase any shares under the Additional Investor Agreement ("Defaulted Shares"), you agree to purchase from the other Initial Investors (in such proportions as the undersigned may direct to reflect the relative pro rata portions set forth in that certain Agreement Among Initial Investors, dated July 23, 2007 by and among us, Harbinger, Merrill and UBS), at the written request of the undersigned, an aggregate number of Defaulted Shares determined as follows: (I) (A) the aggregate number of Direct Subscription Shares and Unsubscribed Shares such Joint Additional Investor agreed to purchase pursuant to the Additional Investor Agreement; multiplied by (B) a fraction, the numerator of which is (i) the amount in (A) plus (ii) the amount of Subject Shares such Joint Additional Investor agreed to purchase from you, less (iii) the number of Defaulted Shares and the denominator of which is the sum of (i) and (ii) less (II) the number of Direct Subscription Shares and Unsubscribed Shares purchased by the Joint Additional Investor pursuant to the Additional Investor Agreement. Each of the Initial Investors that is a party to the Additional Investor Agreement is expressly made a third party beneficiary of this paragraph and may enforce this paragraph as if it was a party hereto.

          This letter agreement shall become effective only upon the effectiveness of the Amendment and shall terminate automatically upon the earliest to occur of (i) the termination of the Agreement in accordance with its terms and (ii) GS exercising its rights under Section 12(d) of the Agreement with respect to a Limited Termination.

          This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS.

          The parties hereto acknowledge and agree that, upon the effectiveness of this letter agreement in accordance with the terms hereof, (x) that certain letter agreement of ADAH in favor of Goldman, Sachs & Co., dated July 30, 2007, will be deemed immediately terminated and of no further force and effect and (y) ADAH shall have no further liability or obligation under such letter agreement.

          This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and same instrument.

                                     * * * *

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                                                   Sincerely,


                                                   A-D ACQUISITION HOLDINGS, LLC


                                                   By: /s/ Ken Maiman
                                                       -------------------------
                                                   Name:  Ken Maiman
                                                   Title:

Agreed to and accepted as of the date first above written:


GOLDMAN, SACHS & CO.


By: /s/ Justin Slatky
    ------------------------------
Name:  Justin Slatky
Title: Managing Director

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